Exhibit 99.1

NEWS RELEASE
Allegheny Technologies Incorporated Corporate Headquarters 1000 Six PPG Place Pittsburgh, PA 15222-5479 U.S.A. www.ATImetals.com	Contact: Dan L. Greenfield 412-394-3004

Allegheny Technologies Elects New Director

Pittsburgh, PA – September 7, 2012 – Allegheny Technologies Incorporated (NYSE: ATI) announced today that Carolyn Corvi has been elected to the ATI Board of Directors. Her election increases the number of directors to eleven.

Ms. Corvi, 60, retired from a thirty-four year career with The Boeing Company in December 2008, where she had most recently served as Vice President, General Manager of Airplane Programs, Boeing Commercial Airplanes. Ms. Corvi currently is a director of United Continental Holdings, Inc., parent company to United Airlines, and is a former director of Goodrich Corporation.

“We are pleased to welcome Carolyn to the ATI Board. Carolyn has extensive experience in the aerospace industry, one of ATI’s key global end markets. Her depth of knowledge and management experience in commercial aircraft manufacturing is firmly aligned to support ATI’s strategy for future growth,” said Rich Harshman, ATI’s Chairman, President and Chief Executive Officer.

Ms. Corvi has been appointed to serve on the Audit Committee and the Technology Committee and will stand for election at the 2013 Annual Meeting of Stockholders.

Building the World’s Best Specialty Metals Company®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of approximately $5.3 billion for the last twelve months. ATI has approximately 11,400 full-time employees worldwide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, niobium, tungsten materials, forgings, castings, and fabrication and machining capabilities. The ATI website is www.ATImetals.com.